Filed pursuant to Rule 424(b)(3)
Registration No. 333-132809

Supplement To Prospectus Supplement Dated October 26, 2006
(To Prospectus Dated October 6, 2006)

$463,291,300
(Approximate at Time of Issuance)

Asset-Backed Certificates, Series 2006-ALT2

New Century Alternative Mortgage Loan Trust 2006-ALT2
Issuing Entity

GS Mortgage Securities Corp.
Depositor

Goldman Sachs Mortgage Company
Sponsor

Wells Fargo Bank, National Association
Servicer

This Supplement revises the Prospectus Supplement dated October 26, 2006 to the Prospectus dated October 6, 2006 with respect to the above captioned series of certificates.

Subsequent to the closing date and based on information received after that date, the changes below are made to the above referenced Prospectus Supplement.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

Goldman, Sachs & Co.

The date of this Supplement is June 14, 2007

The following Risk Factor is added to the “Risk Factors” section:

The Sponsor and its Affiliates May Have Conflicts of Interest

Recent developments in the subprime mortgage market have led to  a deterioration in the financial performance of many Alt-A and subprime loan originators. Due to these developments affecting these subprime loan originators, certain conflicts of interest may exist or may arise as a result of transactions or relationships that the sponsor and its affiliates may have or may enter into in the future with one or more of the loan originators and servicers.

In taking any actions or engaging in other transactions with those loan sellers, the sponsor and its affiliates are not required to take into account the effect of such actions or transactions on the issuing entity or the certificateholders. Among other things, the sponsor and its affiliates may purchase, as principal, loans originated or sold by such loan sellers that are not included in the issuing entity, and may seek to enforce against such loan sellers any remedies they may have if an early payment default or breach of representation and warranty occurs with respect to such other loans. The sponsor or its affiliates may provide secured or unsecured financing to one or more loan sellers, and may seek to enforce remedies against such loan seller if an event of default occurs in respect of that financing. The sponsor and its affiliates will not have any obligation to account to the issuing entity for any amounts they collect in respect of any loans, financing or other transactions they may have with any loan seller, and the sponsor and its affiliates will have no obligation to pursue any claims against such loan sellers on behalf of the issuing entity or with respect to loans included in the issuing entity.

The following Risk Factor replaces the Risk Factor in the Prospectus Supplement dated October 26, 2006 entitled “Increased Use of New Mortgage Loan Products by Borrowers May Result in a Decline in Real Estate Values Generally” in the “Risk Factors” section:

Recently, the Subprime Mortgage Loan Market has Experienced Increasing Levels of Delinquencies and Defaults; Increased Use of New Mortgage Loan Products by Borrowers May Result in Higher Levels of Delinquencies and Losses Generally

In recent years, borrowers have increasingly financed their homes with new mortgage loan products, which in many cases have allowed them to purchase homes that they might otherwise havebeen unable to afford.  Many of these new products feature lowmonthly payments during the initial years of the loan that can increase (in some cases, significantly) over the loan term.  There is little historical data with respect to the performance of these newmortgage loan products, especially during a period of increased delinquencies or defaults for such mortgage loan products.  Consequently, as borrowers face potentially higher monthly payments for the remaining terms of their loans, it is possible that, combined with other economic conditions such as increasing interest rates and deterioration of home values, borrower delinquencies and defaults could exceed levels anticipated by you.

Recently, the subprime mortgage loan market has experienced increasing levels of delinquencies and defaults, and we cannot assure you that this will not continue.  The increased levels of delinquencies and defaults, as well as a deterioration in general real estate market conditions, have also resulted generally in loan originators being required to repurchase an increasingly greater number of mortgage loans pursuant to early payment default and representation and warranty provisions in their loan sale agreements.  This has led to a deterioration in the financial performance of many subprime loan originators, and in some cases, has caused certain loan originators to cease operations.  This has led to a deterioration in the financial performance of many subprime loan originators, and in some cases, has caused certain loan originators to cease operations.  Any such deterioration could adversely affect the ability of a loan originator to repurchase or substitute for mortgage loans as to which a material breach of representation or warranty exists or to service mortgage loans.  Although the mortgage loans held by the issuing entity were not regarded as subprime at the time of their acquisition by the sponsor, the originators of the mortgage loans generally participate in the subprime market, and there is also no assurance that these adverse trends will not directly affect other nonprime mortgage products, such as the mortgage loans.  In light of the foregoing, you should consider the heightened risk associated with purchasing the offered certificates, and that your investment in the certificates may perform worse than you anticipate.  As described in Appendix A to this Prospectus Supplement, New Century Financial Corporation, the parent of NC Capital Corporation, the original loan seller, has reported that it recently experienced severe financial and regulatory difficulties and has filed for bankruptcy.

Additionally, recent deterioration in the financial condition of New Century Financial Corporation will adversely affect the ability of New Century Financial Corporation to repurchase or substitute Mortgage Loans as to which a material breach of representation and warranty exists or to repurchase Mortgage Loans as to which an early payment default has occurred.  If New Century Financial Corporation is unable for any reason to satisfy its obligations to repurchase or substitute Mortgage Loans as to which a material breach of representation and warranty exists or to repurchase Mortgage Loans as to which an early payment default exists, neither the Depositor nor any other person will be obligated to repurchase such loans. In light of the foregoing, you should consider the heightened risks associated with investing in the Securities, and the risk that your investment in the Securities may perform worse than you anticipate.

Appendix A below is added immediately following the “Glossary of Terms” section:

APPENDIX A

RECENT DEVELOPMENTS REGARDING NEW CENTURY FINANCIAL CORPORATION

Pursuant to a Form 8-K filed on February 7, 2007 (the “February 7th Announcement”), New Century Financial Corporation (“New Century”), the parent of New Century Mortgage Corporation (“New Century Mortgage”), the responsible party in connection with the New Century Alternative Mortgage Loan Trust 2006-ALT2,  Asset-Backed Certificates, Series 2006-ALT2, announced that it would restate its consolidated financial statements for the quarters ended March 31, June 30 and September 30, 2006 to correct errors New Century discovered in the application of generally accepted accounting principles regarding its allowance for mortgage loan repurchase losses.  Specifically, New Century announced that it did not include the expected discount upon disposition of such mortgage loans when estimating its allowance for loan repurchase losses.  In addition, New Century stated that its methodology for estimating the volume of repurchase claims to be included in the repurchase calculation did not properly consider, in each of the first three quarters of 2006, the growing volume of repurchase claims outstanding that resulted from the increasing pace of repurchase requests that occurred in 2006.  As a result of the foregoing, New Century announced that it expects that, once restated, its net earnings for each of the first three quarters of 2006 will be reduced.

Pursuant to a Form 12b-25 filed on March 2, 2007 (the “March 2nd Announcement”), New Century stated that it had previously reported that it had been served with a complaint for a purported securities class action and was aware of nine additional purported class action lawsuits that had been filed against it and certain of its officers and directors alleging certain violations of federal securities laws.

According to the March 2nd Announcement, New Century stated that since that time, it has become aware of four related derivative complaints against certain of its directors and officers, making essentially the same allegations as the federal securities cases relating to New Century’s restatements. New Century stated that it believes that the derivative cases have been or will be filed in Orange County Superior Court, and that it anticipates that similar actions may be filed in the future.

New Century also announced that it was delaying the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

New Century announced that, although a full review is ongoing, it expects that the modifications to the allowance for loan repurchase losses will result in restated net income for the first three quarters of 2006 that is significantly lower than previously reported in New Century’s 2006 interim financial statements.

In addition, New Century announced that although New Century’s mortgage loan origination volume increased in 2006 when compared to 2005, New Century’s results of operations for the quarter and year ended December 31, 2006 will reflect declines in earnings and profitability when compared to the same periods in 2005.  New Century currently expects that it will report a pretax loss for both the fourth quarter and the full year ended December 31, 2006.

According to the March 2nd Announcement, in the event New Century is unable to obtain satisfactory amendments to and/or waivers of the covenants in its financing arrangements from a sufficient number of its lenders, or obtain alternative funding sources, New Century’s auditor, KPMG, has informed New Century’s Audit Committee that its report on New Century’s financial statements will include an explanatory paragraph indicating that substantial doubt exists as to New Century’s ability to continue as a going concern.

Pursuant to a Form 8-K filed on March 8, 2007 by New Century, New Century stated that as a result of its current constrained funding capacity, New Century elected to cease accepting loan applications from prospective borrowers effective immediately while it sought to obtain additional funding capacity.

Pursuant to a Form 8-K filed on March 13, 2007 (the “March 13th Announcement”), by New Century, New Century received a letter from the staff of the Pacific Regional Office of the Securities Exchange Commission (“SEC”) on March 12, 2007, stating that the staff was conducting a preliminary investigation involving New Century and requesting production of certain documents.  In addition, New Century stated that the staff of the SEC had also previously requested a meeting with New Century to discuss the events leading up to the announcement by New Century of the restatement of its financial statements and New Century intends to comply with the SEC’s request.

In addition, New Century stated in the March 13th Announcement that, on February 28, 2007, New Century received a letter from the United States Attorney’s Office for the Central District of California (“U.S. Attorney’s Office”) indicating that it was conducting a criminal inquiry under the federal securities laws in connection with trading in New Century’s securities, as well as accounting errors regarding New Century’s allowance for repurchase losses.  New Century also stated that it has subsequently received a grand jury subpoena requesting production of certain documents.  New Century stated that it intends to cooperate with the requests of the U.S. Attorney’s Office.

Pursuant to a Form 8-K/A filed on March 13, 2007 (the “March 13th Form 8-K/A Announcement”) by New Century, New Century stated that as of March 9, 2007, all of New Century’s lenders under its short-term repurchase agreements and aggregation credit facilities had discontinued their financing with New Century or had notified New Century of their intent to do so.  It further stated in the March 13th Form 8-K/A Announcement that New Century has received notices from certain of its lenders asserting that New Century and/or its subsidiaries have violated their respective obligations under certain of these financing arrangements and that such violations amount to events of default.  According to the March 13th Form 8-K/A Announcement, certain of these lenders have further advised New Century that they are accelerating New Century’s obligation to repurchase all outstanding mortgage loans financed under the applicable agreements.

Pursuant to a Form 8-K filed on March 14, 2007 (the “March 14th Announcement”) by New Century, New Century stated that the staff of the New York Stock Exchange ("NYSE") issued a press release, dated March 13, 2007, announcing its determination that New Century’s common stock is no longer suitable for continued listing on the NYSE and will be suspended immediately. New Century announced that the NYSE’s press release cited New Century’s recent disclosures regarding its liquidity position, as well as New Century’s prior announcement regarding the need to restate certain of its historical financial statements, in support of its determination that New Century’s common stock and preferred stock are no longer suitable for continued listing on the NYSE.

In addition, New Century announced that the NYSE’s press release also stated that an application to the SEC to delist New Century’s stock from the NYSE is pending the completion of the applicable procedures, including any appeal by New Century of the NYSE staff’s decision.  New Century stated that it is reviewing the NYSE staff’s decision and accordingly has not yet determined whether it will appeal the staff’s decision to delist New Century’s stock.

According to the March 14th Announcement, New Century has been engaged in recent ongoing discussions with its state regulators regarding New Century’s funding constraints and the impact on consumers who are in various stages of the loan origination process with New Century.  New Century stated that it has advised these regulators that it has ceased accepting loan applications and that as of March 14, 2007, New Century and its subsidiaries are unable to fund any mortgage loans, including mortgage loans for those consumers who were already in the loan origination process with New Century.

According to the March 14th Announcement, on March 13, 2007, New Century and certain of its subsidiaries received cease and desist orders from regulators in the States of Massachusetts, New Hampshire, New Jersey and New York.  New Century stated that the cease and desist orders contain allegations that certain of New Century’s subsidiaries have engaged in violations of applicable state law, including, among other things, failure to fund mortgage loans after a mortgage closing, failure to meet certain financial requirements, including net worth and available liquidity, and failure to timely notify the state regulators of defaults and terminations under certain of its financing arrangements.

According to the March 14th Announcement, the cease and desist orders seek to restrain the New Century subsidiaries from taking certain actions, including, among other things, engaging in further violations of state law, taking new applications for mortgage loans in the relevant jurisdiction, and paying dividends or bonuses to officers, directors or shareholders of the applicable subsidiaries.  In addition, the cease and desist orders also seek to cause the New Century subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the New Century subsidiaries, and the provision of regular information to the state regulators regarding the New Century subsidiaries’ activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state.  Furthermore, certain of the cease and desist orders also require one or more of the New Century subsidiaries to show cause why their license should not be revoked or why administrative penalties should not be assessed.

According to the March 14th Announcement, the cease and desist orders generally become permanent if not promptly appealed by the applicable subsidiaries.  New Century stated that it is reviewing these orders and accordingly has not yet determined whether it will appeal all or any portion of any of the orders.  New Century announced that, subject to its funding limitations, it intends to comply with the orders pending any such appeal.

Pursuant to a Form 8-K filed on March 19, 2007 (the “March 19th Announcement”) by New Century, New Century stated that on March 14, 2007 and March 15, 2007, it received additional cease and desist orders from the States of Connecticut, Maryland, Rhode Island and Tennessee (collectively, the “March 14-15 Orders”).  New Century stated that the cease and desist orders contain allegations that certain of New Century’s subsidiaries have engaged in violations of applicable state law, including, among other things, failure to fund mortgage loans after a mortgage closing.  Additionally, New Century stated that on March 14, 2007, certain of New Century’s subsidiaries, entered into a Consent Agreement and Order, dated March 14, 2007, with the Commonwealth of Pennsylvania Department of Banking, Bureau of Supervision and Enforcement (the “Consent Agreement”).

The March 19th Announcement indicated that the March 14-15 Orders and the Consent Agreement seek to restrain New Century’s subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of applicable state law and taking new applications for mortgage loans in the relevant jurisdiction. New Century stated that the March 14-15 Orders and the Consent Agreement also seek to cause the subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the subsidiaries, and the provision of regular information to the state regulators regarding the subsidiaries’ activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state. According to New Century, certain of the March 14-15 Orders also seek to revoke the licenses of one or more of New Century’s subsidiaries or assess administrative penalties.

According to the March 19th Announcement, the March 14-15 Orders generally become permanent if not promptly appealed by the applicable subsidiaries. New Century and its subsidiaries are reviewing the March 14-15 Orders and accordingly have not yet determined whether they will appeal all or any portion of the March 14-15 Orders.

According to the March 19th Announcement, on March 14, 2007, in connection with a civil action filed against New Century and certain of its subsidiaries in an Ohio state court (the “Ohio Complaint”) by the Attorney General of Ohio and the Ohio Division of Commerce, Division of Financial Institutions, such Ohio state court issued a temporary restraining order, which was subsequently modified by the court on March 16, 2007, against New Century (as modified, the “OhioTRO”).  New Century stated that the Ohio Complaint and the Ohio TRO contain allegations that New Century has engaged in violations of applicable Ohio state law, including, among other things, failure to fund mortgage loans after closing.  New Century stated that the Ohio TRO restrains New Century from taking certain actions, including, among other things, (i) engaging in violations of Ohio state law, (ii) soliciting applicants and taking new applications for mortgage loans in Ohio and (iii) initiating, prosecuting or enforcing foreclosure actions in Ohio.  New Century announced that the Ohio TRO also requires New Century to confer with the Ohio Attorney General and Division of Commerce by March 22, 2007 regarding the treatment of Ohio loans that are more than 60 days delinquent and are held for sale.  New Century stated that the restraints imposed by the Ohio TRO could further harm New Century’s business.  In addition, New Century announced that it is reviewing the Ohio Complaint and the Ohio TRO and accordingly has not yet determined whether it will appeal all or any portion of the Ohio TRO.  Subject to its funding limitations, New Century stated that it intends to comply with the Ohio TRO pending any appeal.

Pursuant to a Form 8-K filed on March 20, 2007 (the “March 20th Announcement”) by New Century, New Century stated that it received a Notice of Breach and Termination of Mortgage Selling and Servicing Contract, dated March 14, 2007, from the Federal National Mortgage Association ("Fannie Mae"). New Century stated that the Fannie Mae notice purports to terminate its mortgage selling and servicing contract (the "Fannie Mae Contract") with New Century Mortgage Corporation (“NCMC”), a subsidiary of New Century, for cause, based on alleged breaches of the Fannie Mae Contract as well as alleged breaches by NCMC under other contracts with Fannie Mae. New Century stated that as a result of the purported termination, New Century and its subsidiaries are no longer able to sell mortgage loans directly to Fannie Mae or act as the primary servicer of any mortgage loans for Fannie Mae.

In addition, according to the March 20th announcement, on March 16, 2007, New Century received additional cease and desist orders from the State of California (the "California Orders") and certain of New Century’s subsidiaries entered into consent agreements with the State of Florida’s Office of Financial Regulation and the State of Washington’s Department of Financial Institutions, respectively, each dated March 16, 2007 (the “March 16 Agreements,” and together with the California Orders, the "March 16 Orders and Consent Agreements").

According to the March 20th Announcement, consistent with certain other previous consent agreements, the March 16 Orders and Consent Agreements contain allegations that certain of New Century’s subsidiaries have engaged in violations of state law, including, among other things, failure to fund mortgage loans after closing. New Century stated that consistent with certain other previous consent agreements, the March 16 Orders and Consent Agreements seek to restrain New Century’s subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of state law and taking new applications for mortgage loans in the relevant jurisdiction. New Century announced that the March 16 Orders and Consent Agreements also seek to cause the New Century subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the New Century subsidiaries, and the provision of regular information to the state regulators regarding the New Century subsidiaries’ activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state.  New Century stated that the California Orders become permanent if not promptly appealed by the applicable subsidiaries. According to the March 20th Announcement, New Century and its subsidiaries are reviewing the California Orders and accordingly have not yet determined whether they will appeal all or any portion of the California Orders.

Pursuant to a Form 8-K filed on March 22, 2007 (the “March 22nd Announcement”) by New Century, New Century announced that it had received notices from Barclays Bank PLC (“Barclays”), in which Barclays alleged that certain events of default had occurred, as defined in that certain Master Repurchase Agreement, dated as of March 31, 2006 (as amended to date), by and among New Century, certain of New Century’s subsidiaries, Barclays and Sheffield Receivables Corporation (the "Barclays Agreement"), and purported to accelerate to March 14, 2007 the obligation of New Century’s subsidiaries to repurchase all outstanding mortgage loans financed under the Barclays Agreement and to terminate the Barclays Agreement as of that same date. New Century estimated that the aggregate repurchase obligation (the outstanding mortgage loans financed) of its subsidiaries under the Barclays Agreement was approximately $0.9 billion as of March 12, 2007.

According to the March 22nd Announcement, on March 16, 2007, the parties to the Barclays Agreement entered into a letter agreement (the "Barclays Letter Agreement") pursuant to which Barclays and Sheffield Receivables Corporation agreed to release New Century and its subsidiaries from its aggregate repurchase obligation under the Barclays Agreement and New Century and its subsidiaries agreed to release their rights to outstanding mortgage loans that had been financed under the Barclays Agreement. New century stated that the effectiveness of the releases in the Barclays Letter Agreement is subject to the satisfaction of certain preconditions, including that (i) New Century and its subsidiaries shall have made certain payments to Barclays, including forwarding to Barclays all amounts received by New Century and its subsidiaries after March 1, 2007 with respect to the mortgage loans under the Barclays Agreement, and (ii) New Century and its subsidiaries shall have taken certain actions to facilitate the transfer of the servicing function with respect to the mortgage loans under the Barclays Agreement to a third party appointed by Barclays.  New Century stated that as of March 22, 2007, New Century was still in the process of satisfying these preconditions.

According to the March 22nd Announcement, the Barclays Letter Agreement provides that the outstanding mortgage loans financed under the Barclays Agreement are being transferred to Barclays "as is", without any representations or warranties by New Century or its subsidiaries, and without any holdback by Barclays.  New Century stated that New Century and its subsidiaries have agreed, that if they enter into a settlement or release with any of New Century’s other lenders and any such release contains materially more favorable terms for the benefit of any such lender than those in the Barclays Letter Agreement, then Barclays will be entitled to such more favorable terms. According to the March 22nd Announcement, New Century stated that the Barclays Letter Agreement provides that a release with another lender will not be deemed to have terms that are materially more favorable to that lender from an economic standpoint if the terms of such release do not provide for more to such lender than the amount of the outstanding mortgage loans financed by such lender, plus accrued price differential or interest and the transmittal of the principal portion of any loan payments received. New Century stated that the continuing effectiveness of the release by Barclays under the Barclays Letter Agreement is subject to New Century’s compliance with this provision. According to New Century, upon the effectiveness of the releases contemplated by the Barclays Letter Agreement, the aggregate repurchase obligation (the outstanding mortgage loans financed) of New Century under its credit facilities will be reduced by approximately $0.9 billion and New Century will have realized a loss from this transaction of approximately $46 million.

In addition, according to the March 22nd Announcement, New Century has received cease and desist orders from several states and entered into consent agreements with several states (the "Previous Orders and Consent Agreements"), and on March 20, 2007, certain of New Century’s subsidiaries entered into a consent agreement with the State of Maine’s Office of Consumer Credit Regulation, respectively (the "March 20 Consent Agreement").

According to the March 22nd Announcement, consistent with the Previous Orders and Consent Agreements, the March 20 Consent Agreement contains allegations that certain of New Century’s subsidiaries have engaged in violations of state law, including, among other things, failure to fund mortgage loans after closing. Consistent with the Previous Orders and Consent Agreements, the March 20 Consent Agreement seeks to restrain New Century’s subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of state law and taking new applications for mortgage loans in the relevant jurisdiction. The March 20 Consent Agreement also seeks to cause the New Century subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the subsidiaries, and the provision of regular information to the state regulators regarding the subsidiaries’ activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state.

Pursuant to a Form 8-K filed on March 28, 2007 (the “March 28th Announcement”), New Century stated that on March 26, 2007, New Century notified the Federal Home Loan Mortgage Corp. ("Freddie Mac"), that it was voluntarily terminating its eligibility with Freddie Mac. New Century stated that as a result of this termination, New Century and its subsidiaries are no longer able to sell mortgage loans directly to Freddie Mac or act as the primary servicer of any mortgage loans for Freddie Mac.

According to the March 28th Announcement, several of New Century’s lenders have notified New Century of their intent to sell the outstanding mortgage loans that have been financed by the respective lender and offset the proceeds from such sale against the New Century’s obligations to the lender, while reserving their rights to seek recovery of any remaining deficiency from New Century. New Century stated that it has notified these lenders of its concerns that any such sale be conducted in an appropriate manner, in accordance with applicable law and in accordance with the terms of the applicable financing agreement between the parties.

According to the March 28th Announcement, on March 27, 2007, New Century announced that it had signed consent agreements with the State of Idaho’s Department of Finance, the State of Iowa’s Superintendent of Banking, the State of Michigan’s Office of Financial and Insurance Services and the State of Wyoming’s Banking Commissioner (the "March 27th Consent Agreements"). New Century stated that although it has signed the March 27th Consent Agreements and expects to comply with their terms, New Century has not yet received counterpart signatures from the respective states, and accordingly, such March 27th Consent Agreements may not be binding on the respective states.  According to New Century, the March 27th Consent Agreements contain allegations that certain of New Century’s subsidiaries have engaged in violations of state law, including, among other things, failure to fund mortgage loans after closing.  The March 27th Consent Agreements restrain New Century’s subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of state law and taking new applications for mortgage loans in the relevant jurisdiction.

In addition, according to the March 28th Announcement, the March 27th Consent Agreements also compel New Century’s subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold any up front fees collected in connection with pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the subsidiaries, and the provision of regular information to the state regulators regarding the subsidiaries’ activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state.

According to the March 28th Announcement, New Century anticipates that cease and desist orders will continue to be received by New Century and its subsidiaries from additional states in the future and that New Century and its subsidiaries may enter into additional consent agreements similar to the consent agreements already entered into by New Century.  New Century stated that it intends to continue to cooperate with its regulators in order to mitigate the impact on consumers resulting from New Century’s funding constraints.

Pursuant to a Form 8-K filed on March 30, 2007 (the “March 30th Announcement”), New Century announced that it and certain of its subsidiaries, including NCMC (collectively, the “New Century Defendants”), filed a motion for dissolution of modified temporary restraining order and motion for an emergency hearing, and opposition to a preliminary injunction in connection with the Ohio Complaint.  New Century announced that on March 28, 2007, the Defendants and the State of Ohio reached agreement on a stipulated preliminary injunction effective for 90 days (the “Ohio SPI”), which was entered by the Ohio court. New Century stated that the Ohio SPI replaces the Ohio TRO and provides for a stay of the litigation for 90 days.  New Century stated that the Ohio SPI restrains the New Century Defendants from taking certain actions, including, among other things, engaging in alleged violations of Ohio state law and taking new applications for mortgage loans.

According to the March 30th Announcement, New Century announced that the Ohio SPI also compels the New Century Defendants to take certain actions, including the transfer to other lenders of any outstanding mortgage applications and unfunded mortgage loans, the placement in escrow of any upfront fees collected in connection with pending mortgage applications, and the provision of regular information to the state regarding New Century’s activities in Ohio, including the status of all outstanding mortgage applications and unfunded mortgage loans.  New Century announced that the Ohio SPI also requires the New Century Defendants to submit certain categories of mortgage loans (and related information) as to which it intends to foreclose to the State of Ohio for the State of Ohio to review.  New Century announced that the State of Ohio may object for cause to the New Century proceeding with a particular foreclosure and if New Century is unable to convince the State of Ohio to permit it to proceed, the foreclosure will not proceed for the duration of the Ohio SPI.  In addition, New Century announced that the Ohio SPI also provides for the State of Ohio to review and object for cause to the New Century Defendants selling, transferring or assigning certain categories of mortgage loans that are more than 60 days delinquent.

In addition, according to the March 30th Announcement, New Century announced that in the event that the State of Ohio or the New Century Defendants believe the other is not acting in good faith, the Ohio SPI provides that the complaining party should notify the other of such concern and if the concern is not resolved, then either party may notify the other of their intent to file a motion with the court to terminate the Ohio SPI and request to reschedule the previously canceled preliminary injunction hearing.  In addition, New Century announced that the Ohio SPI provides that in such event neither party will object to the scheduling of a prompt preliminary injunction hearing or the termination of the Ohio SPI at such a preliminary injunction hearing.

Pursuant to a Form 8-K filed on April 6, 2007 (the “April 6th Announcement”), New Century announced that on April 2, 2007, New Century and certain of its subsidiaries, filed voluntary petitions for reorganization (the “Bankruptcy Filings”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Bankruptcy Filings are being jointly administered by the Honorable Kevin J. Carey under the caption “In re New Century TRS Holdings, Inc., et al., Case No. 07-10416.”  According to the April 6th Announcement, New Century and its subsidiaries will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

According to the April 6th Announcement, in connection with the Bankruptcy Filings, New Century and certain of its subsidiaries reduced their workforce by a total of approximately 3,200 people nationwide (approximately 54% of their total aggregate workforce).  New Century announced that although estimates are subject to change as additional information becomes available, New Century expects to incur severance pay expenses and make related cash expenditures of approximately $4.6 million in connection with the reduction in its workforce.

In addition, according to the April 6th Announcement, New Century and certain of its subsidiaries entered into an asset purchase agreement with Greenwich Capital Financial Products, Inc. (“Greenwich”) to sell certain mortgage loans originated by New Century as well as residual interests in certain securitization trusts owned by New Century for approximately $50 million.  New Century stated that the consummation of the transaction is subject to higher and better bids and approval by the Bankruptcy Court.

According to the April 6th Announcement, New Century announced that it obtained a commitment from The CIT Group/Business Credit, Inc. and Greenwich Capital Financial Products, Inc. to provide New Century with up to $150 million in debtor-in-possession financing, subject to Bankruptcy Court approval (the “Greenwich Agreement”).  In addition, New Century announced that as of April 3, 2007, New Century has disposed of all of the mortgage loans in its inventory.

Pursuant to a Form 8-K filed on April 16, 2007 (the “April 16th Announcement”), New Century announced that the Commonwealth of Massachusetts Office of the Attorney General issued a Civil Investigation Demand to New Century, which requests certain documents relating to New Century’s loan origination business practices in connection with an investigation conducted pursuant to the Attorney General’s authority to enforce consumer protection statutes.  According to the April 16th Announcement, New Century stated that it is cooperating with this investigation.

Pursuant to a Form 8-K filed on May 3, 2007 (the “May 3rd Announcement”), New Century announced that on April 27, 2007, KPMG LLP ("KPMG"), previously the principal accountants for New Century, notified New Century that it had resigned.  New Century announced that it received a letter from KPMG in which KPMG stated that the client-auditor relationship between New Century and KPMG had ceased.

According to the May 3rd Announcement, New Century stated that the audit reports of KPMG on New Century’s consolidated financial statements as of and for the years ended December 31, 2005 and 2004, did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  New Century stated that the audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows: New Century stated that KPMG’s report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that New Century acquired certain assets and assumed certain liabilities of RBC Mortgage Company during 2005, and management excluded from its assessment of the effectiveness of New Century’s internal control over financial reporting as of December 31, 2005, RBC Mortgage Company’s internal control over financial reporting associated with total assets of $1.2 billion and total revenues of $59.6 million included in New Century’s consolidated financial statements as of and for the year ended December 31, 2005. KPMG’s audit of internal control over financial reporting of New Century also excluded an evaluation of the internal control over financial reporting of RBC Mortgage Company.

According to the May 3rd Announcement, the audit of New Century’s financial statements for the fiscal year ended December 31, 2006 has not been completed.  New Century stated that during the period from January 1, 2005 through April 27, 2007, there were no disagreements, as such term is defined in Item 304 of Regulation S-K, with KPMG, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report.

According to the May 3rd Announcement, during the period from January 1, 2005 through April 27, 2007, there were no reportable events, as such term is defined in Item 304 of Regulation S-K, except as follows: New Century stated that in connection with the February 7th Announcement, and consistent with the restatement process, the Audit Committee of the New Century’s Board of Directors (the “Audit Committee”), on the advice of its independent counsel, initiated its own independent investigation into the issues giving rise to New Century’s need to restate its interim financial statements, and subsequently expanded the investigation, at the request of KPMG, to include issues pertaining to New Century’s valuation of residual interests in securitizations in 2006 and prior periods (the "Internal Investigation"). New Century stated that the Audit Committee retained independent counsel, forensic accountants and other professionals to assist it in connection with the Internal Investigation.

According to the May 3rd Announcement, New Century stated that subsequent to the New Century’s discovery of the accounting errors and initiation of the Internal Investigation, KPMG communicated to New Century that as a result of the Internal Investigation KPMG would likely need to reassess its audit plan, and perform additional audit procedures, in order to obtain sufficient evidence concerning any conclusions reached by the investigating team.  New Century also stated that KPMG communicated to New Century that (i) the pending regulatory investigations into the matters under investigation in connection with the Internal Investigation or (ii) the pendency of the Internal Investigation itself, could also impact KPMG’s ability to conclude on the financial statement implications of the matters under investigation, including whether or not KPMG would be able to continue to rely on representations from management.

According to the May 3rd Announcement, New Century stated that as of April 27, 2007, the date of KPMG’s resignation, the Internal Investigation was ongoing and accordingly New Century had not received from KPMG its determination on these matters.  New Century also stated that it has been advised by KPMG that it expects that the evaluation of the impact of this matter on New Century’s internal control over financial reporting and disclosure controls and procedures for the applicable periods could constitute a material weakness in New Century’s internal control over financial reporting.

According to the May 3rd Announcement, New Century stated that it is currently in liquidation proceedings under Chapter 11 of the Bankruptcy Code, and accordingly does not expect it will have the need to engage a successor independent accounting firm. However, New Century stated that if it retains a successor independent accounting firm, it will authorize KPMG to respond fully to any inquiries of the successor accounting firm concerning the foregoing matters.

Pursuant to a Form 8-K filed on May 4, 2007 (the “May 4th Announcement”), New Century announced that as a result of a lack of bids to purchase its loan origination platform assets as a continuing business, it would reduce its workforce by a total of approximately 2,000 people (approximately 73% of their total aggregate workforce immediately prior to this workforce reduction) nationwide.  New Century stated that this reduction in workforce is effective May 4, 2007.  New Century stated that it expects to incur severance pay expenses and make related cash expenditures of approximately $7 million in connection with the reduction in its workforce.

Pursuant to a Form 8-K filed on May 10, 2007 (the “May 10th Announcement”), New Century announced that on May 2, 2007, in accordance with the procedures previously approved by the Bankruptcy Court, it held an auction for its mortgage assets.  New Century stated that Ellington Management Group, L.L.C. on behalf of its client funds ("Ellington"), made the highest and best bid of approximately $58 million.  New Century stated that on May 4, 2007 it entered into an asset purchase agreement to sell the mortgage assets to Ellington (the "Ellington Agreement").

According to the May 10th Announcement, New century stated that the Ellington Agreement provides that $3,000,000 of the approximately $58,000,000 purchase price will be placed into an escrow account to be used to indemnify Ellington for claims made under the Ellington Agreement.  New Century stated that the balance of the escrow account after reimbursement of any claims submitted by Ellington will be paid to New Century ninety days after the closing date of the mortgage assets sale. New Century stated that on May 7, 2007, the Bankruptcy Court approved the Ellington Agreement, and the sale of the mortgage assets contemplated in the Ellington Agreement.  New Century stated that the closing of the sale of the mortgage assets is expected to take place following the satisfaction of certain customary conditions that are set forth in the Ellington Agreement, including the entry of a sale order by the Bankruptcy Court and that New Century expected the closing to occur in May 2007.

According to the May 10th Announcement, New Century also announced that in connection with entering into the Ellington Agreement, New Century terminated the Greenwich Agreement and will be required to pay Greenwich a $945,000 termination fee upon the closing of the sale of the mortgage assets to Ellington.

Pursuant to a Form 12b-25 filed on May 11, 2007 (the “May 11th Announcement”), New Century announced that it had determined that it would be unable to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (“Form 10-Q”) by May 10, 2007 without unreasonable effort and expense.

According to the May 11th Announcement,  New Century stated that as previously disclosed, on April 2, 2007, New Century and certain of its subsidiaries, filed Bankruptcy Filings under the Bankruptcy Code in the Bankruptcy Court (Case No. 07-10416). Since that time, New Century has been immersed in bankruptcy-related matters. New Century has not yet been able to file its Annual Report on Form 10-K for the year ended December 31, 2006. Further, New Century has experienced the resignation of its independent accounting firm, KPMG LLP. Due to the resignation, as well as the additional time required to complete its financial statements to be included in its periodic reports as a result of, among other things, the complexities of bankruptcy accounting, the process of impairment testing and estimating the fair value of impaired assets, the determination of the tax provision together with the evaluation of tax deferred assets and the possible need for valuation allowances, New Century has stated it will not be able to file the Form 10-Q in a timely manner without unreasonable effort or expense. New Century further stated that it anticipates that it will not be able to complete its financial statements and file the Form 10-Q by May 15, 2007 and is uncertain as to whether or not it will ever be able to file its financial statements.

New Century further stated that it believes that its results of operations for the quarter ended March 31, 2007 will change significantly from its results of operations for the quarter ended March 31, 2006.  New Century stated that since March 31, 2006, the subprime mortgage industry has deteriorated, New Century no longer originates mortgage loans, the market value of its residual and other assets has declined and the amount of claims for it to repurchase loans has increased. In New Century’s Current Report on Form 8-K filed with the SEC on February 7, 2007, New Century announced that it would restate its consolidated financial results for the quarters ended March 31, June 30 and September 30, 2006 to correct errors discovered in its accounting and financial reporting of loan repurchase losses and, in New Century’s 12b-25 filed with the SEC on March 2, 2007, New Century announced that its investigation would include issues giving rise to its need to restate its 2006 interim financial statements, as well as issues pertaining to New Century’s valuation of residual interests in securitizations in 2006 and prior periods. Prior to the completion of its financial statements for the year ended December 31, 2006 and the quarter ended March 31, 2007, New Century is unable to assess the amount by which its results of operations for the quarter ended March 31, 2007 will change from its results of operations for the quarter ended March 31, 2006.

Pursuant to a Form 8-K filed on May 24, 2007 (the “May 24th Announcement”), New Century announced that on February 7, 2007, New Century filed a Form 8−K with the SEC reporting that New Century’s Board of Directors had concluded that New Century’s previously filed interim financial statements for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 (collectively, the "Interim Financial Statements"), should be restated to correct errors discovered in its accounting and financial reporting of loan repurchase losses. In connection with the restatement process, the Audit Committee of New Century’s Board of Directors, on the advice of its independent counsel, initiated an independent investigation into the issues giving rise to New Century’s need to restate the Interim Financial Statements, and as previously reported, subsequently expanded the investigation to include issues pertaining to New Century’s valuation of certain residual interests in securitizations in 2006 and prior periods (the "Internal Investigation"). In addition to its independent counsel, the Audit Committee also retained forensic accountants and other professionals (collectively, the "Investigative Team") to assist it in connection with the Internal Investigation.

According to the May 24th Announcement, New Century stated that based on recent communications with members of the Investigative Team, the Audit Committee has determined that there were errors in New Century’s previously filed annual financial statements for its fiscal year ended December 31, 2005 (the "2005 Financial Statements") with respect to both the accounting and reporting of loan repurchase losses and New Century’s valuation of certain residual interests in securitizations. New Century’s ability to further investigate these matters is constrained as it is currently in liquidation proceedings under Chapter 11 of the Bankruptcy Code. However, based upon the work performed by the Investigative Team, the Audit Committee and management believe that it is more likely than not that these errors in the aggregate resulted in a material overstatement of pretax earnings in the 2005 Financial Statements. Accordingly, on May 23, 2007, New Century’s Board of Directors concluded, based upon the recommendation of the Audit Committee, that the 2005 Financial Statements should no longer be relied upon.

New Century further stated that as New Century is currently in liquidation proceedings under Chapter 11 of the Bankruptcy Code, it does not expect to complete a restatement of either the 2005 Financial Statements or the Interim Financial Statements.

Pursuant to a Form 8-K filed on May 25, 2007 (the “May 25th Announcement”), New Century announced that as previously disclosed, on April 2, 2007, New Century and its subsidiary, NCMC, entered into an asset purchase agreement (the "Servicing Assets Agreement") with Carrington Capital, LLC, and its affiliate (collectively, "Carrington") for the sale of its servicing assets and servicing platform (the "Servicing Assets") to Carrington for approximately $133 million, subject to the receipt of higher and better offers in an auction for the Servicing Assets.  According to the May 25th Announcement, New Century announced on May 16, 2007, that it had conducted and concluded the auction for the Servicing Assets pursuant to procedures established by the Bankruptcy Court at which Carrington submitted the highest bid and agreed to acquire the Servicing Assets for approximately $184 million (the "Sale"). Carrington’s actual bid at the auction was $188 million, which amount included a $4 million credit relating to Carrington’s breakup fee and the reimbursement of certain expenses. On May 21, 2007, New Century, NCMC and Carrington entered into a Second Amended and Restated Asset Purchase Agreement with respect to the Sale (the "Agreement"), and on May 23, 2007, the Bankruptcy Court entered an order approving the Sale.

New Century further stated that the Agreement provides that $5 million of the approximately $184 million purchase price will be placed in an escrow account to be used to indemnify Carrington for claims made under the Agreement. The balance of the escrow account after reimbursement of any claims submitted by Carrington will be paid to New Century nine months after the closing date of the Sale. The closing of the Sale is expected to take place in June 2007 following the satisfaction of certain customary conditions that are set forth in the Agreement.

Pursuant to a Form 8-K filed on June 4, 2007 (the “June 4th Announcement”), New Century announced that on May 30, 2007, Tajvinder S. Bindra resigned as the Executive Vice President and Chief Financial Officer of New Century.  New Century stated that Mr. Bindra’s resignation had the effect of ending his employment under that certain Employment Agreement, dated October 25, 2006, between Mr. Bindra and New Century (the "Employment Agreement"). Under the terms of the Employment Agreement, New Century is obligated to pay Mr. Bindra the unpaid portion of his accrued salary, bonus and benefits through May 30, 2007. New Century’s ability to make any such payments is subject to the applicable limitations under the Bankruptcy Code.

According to the June 4th Announcement, New Century stated that on May 14, 2007, Holly Etlin was appointed as New Century’s Chief Restructuring Officer. In connection with this appointment, on May 16, 2007, New Century entered into that certain Letter Agreement, dated May 11, 2007 (the "Letter Agreement"), between New Century and AP Services, LLC ("AP Services"), amending the Agreement, dated March 22, 2007, between New Century and AP Services. Pursuant to the Letter Agreement, New Century will compensate AP Services for Ms. Etlin’s services as Chief Restructuring Officer on an hourly basis at a rate of $695 per hour. Ms. Etlin is independently compensated pursuant to arrangements between AP Services and its affiliate, AlixPartners LLP ("AlixPartners"), a financial advisory and consulting firm specializing in corporate restructuring. Ms. Etlin will not receive any compensation directly from New Century and will not participate in any of New Century’s employee benefit plans. New Century is seeking approval of the Letter Agreement from the Bankruptcy Court.

New Century further stated that Ms. Etlin, age 49, is a Managing Director of AlixPartners. Ms. Etlin, who has been a Managing Director of AlixPartners since January 2007, will remain a Managing Director of AlixPartners while serving as New Century’s Chief Restructuring Officer. Prior to joining AlixPartners, Ms. Etlin was a Principal with XRoads Solutions Group, a professional services firm, from June 2002 to January 2007. Ms. Etlin holds a bachelor’s degree from the University of California at Los Angeles.

New Century also stated that as previously disclosed on April 10, 2007, New Century’s Board of Directors adopted the New Century Financial Corporation Key Employee Incentive Retention Plan and the New Century Financial Corporation Executive Incentive Plan (collectively, the "Plans"), both of which were subject to the approval of the Bankruptcy Court.

New Century futher stated that it, in consultation with the creditors’ committee, subsequently revised the Plans and resubmitted the Plans to the Bankruptcy Court for approval. In connection with the revisions, New Century changed the name of the New Century Financial Corporation Executive Incentive Plan to the New Century Financial Corporation Key Employee Incentive Plan (as revised, the "KEIP").   As stated in the June 4th Announcement, at times New Century refers to the revised New Century Key Employee Incentive Retention Plan as the "KEIRP" and the KEIRP together with the KEIP as the "Revised Plans." The Bankruptcy Court entered an order approving the Revised Plans on May 29, 2007.

New Century further stated that the KEIRP provides approximately $1.0 million to fund the payment of retention bonuses and also provides that certain key employees will receive incentive bonuses based upon the extent to which the liquidation prices for certain of New Century’s asset classes meet or exceed targets established in the KEIRP. If the liquidation prices meet but do not exceed the target prices for each of the asset classes described in the KEIRP, New Century will contribute approximately $0.3 million to the KEIRP for the payment of incentive bonuses. New Century stated that as previously disclosed, on May 2, 2007, New Century entered into an agreement to sell certain mortgage loans originated by New Century, as well as residual interests owned by New Century in certain securitization trusts, for approximately $58 million (the "Mortgage Assets Sale"), and on May 21, 2007, New Century entered into an agreement to sell its servicing assets and servicing platform for approximately $184 million (the "Servicing Assets Sale" and together with the Mortgage Assets Sale, the "Assets Sales").  As of, and as stated in the June 4th Announcement, New Century expects that approximately 80 employees could participate in the KEIRP.

As further stated by New Century in the June 4th Announcement, the KEIP provides incentive bonuses based upon the extent to which the liquidation prices for certain of New Century’s assets meet or exceed targets established in the KEIP. If the liquidation prices meet but do not exceed the target prices for each of the asset classes described in the KEIP, New Century will contribute approximately $1.7 million to the KEIP for the payment of incentive bonuses. As of, and as stated in the June 4th Announcement, New Century expects that approximately 30 employees could participate in the KEIP, including the following, Joseph F. Eckroth, Jr., Executive Vice President of New Century, Robert J. Lambert, New Century’s Senior Vice President, Leadership and Organizational Development, Anthony T. Meola, New Century’s Executive Vice President, Loan Production, and Stergios Theologides, New Century’s Executive Vice President – Corporate Affairs and General Counsel. None of the employees that are eligible to participate in the KEIP may participate in the KEIRP.

New Century further stated that in May 31, 2007, pursuant to section 521 of chapter 11 of the Bankruptcy Code and Rule 1007 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), New Century and certain of its debtor-in-possession subsidiaries (collectively, the "Debtors") each filed its Schedules of Assets, Liabilities, and Executory Contracts and Statement of Financial Affairs (collectively, the "Bankruptcy Schedules") with the Bankruptcy Court. The Bankruptcy Schedules contain unaudited summary financial information relating to each Debtor's assets and liabilities in the form set forth in the Bankruptcy Code and the Bankruptcy Rules and regulations thereunder. The Bankruptcy Schedules are available without charge on the website of New Century’s Claims and Noticing Agent, XRoads Case Management Services, at www.xroadscms.net/newcentury.

New Century further stated that the Bankruptcy Schedules contain financial information that has not been audited or reviewed by independent registered accountants, is not presented in accordance with generally accepted accounting principles and may be subject to future reconciliation and adjustments. New Century stated that the information contained in the Bankruptcy Schedules had been prepared in accordance with applicable law under the Bankruptcy Code and is not to be used for investment purposes. There can be no assurance that the Bankruptcy Schedules are complete. The Debtors may amend or otherwise change the information contained in the Bankruptcy Schedules at a future date.

According to the June 4th Announcement, New Century stated that as explained in a Current Report on Form 8-K filed by New Century with the SEC on February 7, 2007, the Interim Financial Statements should not be relied upon. As explained in a Current Report on Form 8-K filed by New Century with the SEC on May 24, 2007, the 2005 Financial Statements should also not be relied upon. The information contained in the Bankruptcy Schedules is further qualified by these disclosures.

Pursuant to a Form 8-K filed on June 12, 2007 (the “June 12th Announcement”), New Century announced that as previously announced, New Century entered into the Ellington Agreement on behalf of Ellington, pursuant to which Ellington agreed to purchase the Mortgage Assets for approximately $58.0 million.

According to the June 12th Announcement, New Century stated that on May 18, 2007, the sale of the Mortgage Assets to Ellington closed. After giving effect to certain closing adjustments, the net purchase price paid by Ellington was approximately $57.9 million, including approximately $2.6 million deposited by Ellington into an escrow account to indemnify Ellington for any claims made under the Ellington Agreement, and $0.9 million paid to Greenwich to satisfy New Century’s obligation to pay a termination fee to Greenwich under an agreement that New Century had previously entered into with Greenwich for the sale of the Mortgage Assets. The balance of the escrow account after reimbursement of any claims submitted by Ellington will be paid to New Century 90 days after the closing of the Mortgage Assets sale.

According to the June 12th Announcement, New Century stated that on June 8, 2007, New Century terminated the employment of Brad A. Morrice, who was serving as New Century’s President and Chief Executive Officer, without cause pursuant to Section 5.1 of that certain amended and restated employment agreement, dated March 29, 2006, between New Century and Mr. Morrice (the "Morrice Employment Agreement"). Mr. Morrice has also tendered his resignation from New Century’s board of directors, effective immediately.

According to the June 12th Announcement, New Century stated that under the terms of the Morrice Employment Agreement, New Century is obligated to pay Mr. Morrice an amount equal to the sum of (i) the unpaid portion of his accrued salary, bonus and benefits through June 8, 2007, (ii) three times his annual base salary and (iii) the highest annual bonus received by Mr. Morrice in the last three years (increased by a factor of three in the event the termination occurs in or around the time of a change of control event, as such term is defined in the Morrice Employment Agreement). New Century’s ability to make any such payments is subject to the applicable limitations under the Bankruptcy Code.

According to the June 12th Announcement, New Century stated that on June 8, 2007, New Century terminated the employment of Anthony T. Meola, who was serving as New Century’s Executive Vice President, Loan Production, without cause pursuant to Section 4.2 of that certain employment agreement, dated May 1, 2006, between New Century and Mr. Meola (the "Meola Employment Agreement").

According to the June 12th Announcement, New Century stated that under the terms of the Meola Employment Agreement, New Century is obligated to pay Mr. Meola an amount equal to the sum of (i) the unpaid portion of his accrued salary and benefits through June 8, 2007 and (ii) his annual base salary (increased by a factor of two, and including an amount equal to two times the target amount of Mr. Meola’s incentive bonus, in the event the termination occurs in or around the time of a change of control event, as such term is defined in the Meola Employment Agreement). New Century’s ability to make any such payments is subject to the applicable limitations under the Bankruptcy Code.

According to the June 12th Announcement, New Century stated that on June 8, 2007, New Century’s board of directors appointed Holly Etlin, New Century’s Chief Restructuring Officer, as President and Chief Executive Officer and Michael Tinsley, New Century’s controller, as Chief Financial Officer. According to the June 12th Announcement, New Century stated that as previously disclosed, New Century has engaged AP Services pursuant to the Letter Agreement. Pursuant to the Letter Agreement, New Century will compensate AP Services $695 per hour for Ms. Etlin’s services (including for her services as President and Chief Executive Officer and Chief Restructuring Officer) and $525 per hour for Mr. Tinsley’s services (including for his services as Chief Financial Officer). Ms. Etlin and Mr. Tinsley are independently compensated pursuant to arrangements between AP Services and its affiliate, AlixPartners, a financial advisory and consulting firm specializing in corporate restructuring. Ms. Etlin and Mr. Tinsley will not receive any compensation directly from New Century and will not participate in any of New Century’s employee benefit plans. New Century is seeking approval of the Letter Agreement from the Bankruptcy Court, where New Century’s chapter 11 cases are pending.

According to the June 12th Announcement, New Century stated that  Ms. Etlin, age 49, who was appointed New Century’s Chief Restructuring Officer, on May 14, 2007, is a Managing Director of AlixPartners. Ms. Etlin has been a Managing Director of AlixPartners since January 2007 and will remain a Managing Director of AlixPartners while serving as New Century’s President, Chief Executive Officer and Chief Restructuring Officer. Prior to joining AlixPartners, Ms. Etlin was a Principal with XRoads Solutions Group, a professional services firm, from June 2002 to January 2007. Ms. Etlin holds a bachelor’s degree from the University of California at Los Angeles.

According to the June 12th Announcement, New Century stated that Mr. Tinsley, age 54, is a director of AlixPartners. Mr. Tinsley has been a director of AlixPartners since April 2006 and will remain a director of AlixPartners while serving as New Century’s Chief Financial Officer. Prior to joining AlixPartners, Mr. Tinsley worked as an independent consultant in the areas of crisis management and restructurings. Mr. Tinsley holds a bachelor’s degree from the University of Central Florida and a master’s degree in business administration from the University of Chicago.